                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-11(c) or Section240.14e-12

                          NORTHERN STATES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii)m 14a-6(1)(2) or Item 22(a)(2) of
     Schedule 14A
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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
                     NORTHERN STATES FINANCIAL CORPORATION
                              1601 N. LEWIS AVENUE
                            WAUKEGAN, ILLINOIS 60085
                            TELEPHONE (847) 244-6000

                            ------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                     NORTHERN STATES FINANCIAL CORPORATION
                          TO BE HELD ON APRIL 23, 1998

                             ---------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Northern States Financial Corporation (the "Company") will be held on Thursday, April 23, 1998, at 4:30 p.m., at the office of the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois.

    A Proxy Statement and Proxy Card for this Annual Meeting are enclosed herewith. The Annual Meeting is for the purpose of considering and voting on the following matters:

     I. The election of directors to serve terms of one year each;

    II. A proposal to amend the Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 1,750,000 to 6,500,000, and to effect a five-for-one split of the Common Stock;

    III. The ratification of the appointment of Crowe, Chizek and Company LLP as independent auditors of the Company for the year ending December 31, 1998;

    IV. Such other business as may properly come before the meeting or any adjournments thereof.

Note: The Board of Directors is not aware of any other business to come before the Annual Meeting.

    Pursuant to the Bylaws of the Company, the Board of Directors has fixed March 17, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting or any adjournments thereof.

    EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.

                                          By Order of the Board of Directors:

                                                     [SIG]

                                          Helen Rumsa
                                          SECRETARY

                                          Waukegan, Illinois
                                          March 23, 1998

                     NORTHERN STATES FINANCIAL CORPORATION
                              1601 N. LEWIS AVENUE
                            WAUKEGAN, ILLINOIS 60085
                            TELEPHONE (847) 244-6000

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1998

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Northern States Financial Corporation, a Delaware corporation (the "Company" or "Northern States"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on April 23, 1998. This Proxy Statement and the accompanying proxy are being mailed to the stockholders on or about March 23, 1998. Your proxy is being solicited by the Board of Directors of the Company. The solicitation of proxies will be made by mail except for any incidental solicitation on the part of directors and officers, without additional remuneration, of the Company and of its affiliates by personal interviews, by telephone, or by telegraph. The Company will bear the cost of solicitation of proxies and it may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of the Company's stock.

    Stockholders are urged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. Any proxy given by the stockholder may be revoked at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a written revocation or by submitting a duly executed proxy bearing a later date. Any stockholder present at the Annual Meeting may revoke his or her proxy and vote personally on each matter brought before the Annual Meeting. The shares represented by the enclosed proxy will be voted as specified by the stockholders. If no choice is specified, the proxy will be voted FOR the proposals contained in this Proxy Statement. Shares represented by proxies which are marked "abstain" as to any such matter will be counted as votes cast, which will have the same effect as a negative vote on such matter. Proxies relating to "street name" shares which are not voted by brokers on one or more, but less than all, matters will be treated as shares present for purposes of determining the presence of a quorum but, except with respect to the proposal to amend the Certificate of Incorporation where they will be treated as negative votes, will not be treated as votes cast as to such matters not voted upon.

    The 1997 Annual Report of the Company, including the consolidated financial statements, is being transmitted to stockholders concurrently with this Proxy Statement.

    On March 17, 1998, the record date selected by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Company had 889,373 shares of Common Stock, $2.00 par value, issued and outstanding. In the election of the Board of Directors, and for all other matters to be voted upon at the Annual Meeting, each issued and outstanding share is entitled to one vote.

    Subsidiaries of the Company include the Bank of Waukegan (the "Bank") and First Federal Bank, FSB, ("First Federal").

                       DIRECTORS AND EXECUTIVE MANAGEMENT

    The Board of Directors of the Company consists of twelve directors. All current directors are standing for reelection. The following table sets forth certain information regarding each nominee for the Board of Directors of the Company. If elected, each director will serve until the next annual meeting and until a successor is elected and qualified.

                                          DIRECTOR                 PRINCIPAL OCCUPATION AND POSITIONS HELD
NAME                          AGE (1)       SINCE                WITH THE COMPANY DURING THE PAST FIVE YEARS.
--------------------------  -----------  -----------  ------------------------------------------------------------------
Fred Abdula...............          72         1984   Chairman of the Board and President of the Company. Owner and
                                                        President of Air Con Refrigeration and Heating, Inc. a heating and air conditioning contracting firm. Director of Statewide
                                                        Holding Corporation, Inc., an insurance company.
Kenneth W. Balza..........          60         1988   Director, Vice President and Treasurer of the Company. President,
                                                        Bank of Waukegan since 1988.
Helen Rumsa...............          73         1984   Director and Secretary of the Company. Secretary of Bertrand
                                                        Bowling Lanes, Inc., a bowling establishment in Waukegan,
                                                        Illinois.
Jack H. Blumberg..........          66         1991   Director. Managing partner of Blumberg & Co., a real estate company.
Frank Furlan..............          68         1984   Director. Owner and President of Northern Illinois Survey Co.
Harry S. Gaples...........          62         1987   Director. President of Kleinschmidt Inc. Kleinschmidt provides car location message services to shippers and value added network services for business documents electronically exchanged.
Laurance A. Guthrie.......          58         1989   Director. Vice President and Secretary of Doyle Distributing Co.,
                                                        Inc., the Miller beer products distributor in Lake County,
                                                        Illinois.
James A. Hollensteiner....          66         1991   Director. Owner and President, Hollensteiner & Associates.
                                                        Hollensteiner & Associates is a bank marketing company, which primarily publishes and sells a newsletter for bank customers.
                                                        From 1990 to Feb., 1993, Chairman of the Board and Chief
                                                        Executive Officer of First Federal.
Raymond M. Mota...........          48         1996   Director. Owner and President of Mota Construction Co., Inc. a
                                                        general building construction and contracting firm. Member of the State of Illinois Capital Development Board.
Frank Ryskiewicz..........          71         1984   Director. Owner and Chairman of the Board of Bertrand Bowling
                                                        Lanes, Inc.
Henry G. Tewes............          66         1984   Director. Retired as Owner and President of The Tewes Company in
                                                        1986. The Tewes Company provides fuel oil, excavating and
                                                        hauling services to the construction industry.
Arthur J. Wagner..........          74         1984   Director. Retired as President and Chief Executive Officer of
                                                        Fansteel, Inc., a metallurgical manufacturing company in 1988 and served on the Fansteel, Inc. Board of Directors until
                                                        December, 1989.

------------------------

(1) At December 31, 1997

    Directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. It is the intention of the persons named in the enclosed proxy, unless authorization to do so is withheld, to vote the proxies received by them for the election of the nominees named above. If, prior to the Annual Meeting, any nominee should become unavailable for election, an event which is not anticipated by the Board, the proxies will be voted for election of such substitute nominee or nominees as the Board of Directors may propose.

    The Company has no directors who are also directors of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the reporting requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940.

              COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

    During 1997 the Company's Board of Directors held twelve meetings and each incumbent director attended 75% or more of the aggregate board and committee meetings of the Company on which he or she served.

    The Company has an Audit Committee comprised of the following directors: Mr. Furlan (Chairman), Mr. Gaples, Mr. Hollensteiner, Mr. Mota, and Mr. Wagner. The Audit Committee met two times in 1997. The Audit Committee is to oversee the work of the Company's internal audit staff and to arrange for and to oversee the annual consolidated audit of the Company, and its subsidiaries, the Bank of Waukegan and First Federal by independent accountants and to make a written report of such consolidated audit to the full Board of Directors. Included in the Audit Committee's responsibilities are to recommend to the Board the independent accountants to be selected and to review the scope of the audit, the financial statements, the independent accountants' letter of comments and management's responses thereto and the fees charged for audits and special assignments.

    The Company has a Compensation and Employee Benefits Committee comprised of the whole Board of Directors. Mr. Furlan is Chairman of such committee. The Compensation and Employee Benefits Committee met once in 1997. The principal function of the Compensation and Employee Benefits Committee is to annually review the compensation paid to employees of the Company and its subsidiaries, to establish guidelines for salary increases for such employees and to oversee and administer the profit sharing plans and welfare benefit plans.

    The Company has an Omnibus Incentive Plan Committee comprised of Mr. Furlan (Chairman), Mr. Abdula, Mr. Gaples, Ms. Rumsa, and Mr. Wagner. Such committee did not meet during 1997 as no awards were granted. The function of the committee is to administer the 1992 Omnibus Incentive Plan and to provide recommendations to the Board of Directors for the granting of awards. Members of this committee are not eligible to receive awards under the Omnibus Incentive Plan.

    The Company has a formal nominating committee comprised of Mr. Tewes (Chairman), Mr. Abdula, Ms. Rumsa, Mr. Ryskiewicz, and Mr. Wagner which met once in 1997. The principal function of the nominating committee is to nominate persons to the Board of Directors. The nominating committee will consider nominees to the Board of Directors recommended by the stockholders. Any such nomination intended to be presented at the 1999 Annual Meeting must be submitted in writing to the Chairman of the Board of the Company by November 20, 1998, and should be accompanied by a biography of the nominee.

    All Directors serve on the Board of Directors of both the Company and the Bank of Waukegan. Directors receive no compensation for serving on the Board of Directors of the Company or for any committee meetings. Directors receive $600 for each meeting of the Bank of Waukegan's Board of Directors with the exception of Ms. Rumsa who receives $1,000 for each meeting as compensation for responsibilities for the minutes of each Board and committee meeting.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For information regarding certain relationships and related transactions, please refer to the section identified under the "Compensation Committee Interlocks and Insider Participation" portion of this Proxy Statement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of the Common Stock as of March 17, 1998, by (i) each director nominee, (ii) each executive officer, and (iii) all executive officers and director nominees as a group. Beneficial ownership means the sole or shared power to vote or dispose of such securities.

NAME OF DIRECTOR NOMINEE                                               NUMBER OF      PERCENT
   OR EXECUTIVE OFFICER                                                SHARES (1)    OWNERSHIP
--------------------------------------------------------------------  ------------  -----------
Fred Abdula.........................................................    166,592          18.7%
Kenneth W. Balza....................................................      5,164            .6%
Jack H. Blumberg....................................................      1,620(2)         .2%
Frank Furlan........................................................      6,960            .8%
Harry S. Gaples.....................................................      9,050           1.0%
Laurance A. Guthrie.................................................     19,605           2.2%
James A. Hollensteiner..............................................      7,500(3)         .8%
Raymond M. Mota.....................................................      3,415            .4%
Helen Rumsa.........................................................     13,600           1.5%
Frank Ryskiewicz....................................................     18,392(4)        2.1%
Henry G. Tewes......................................................     14,010           1.6%
Arthur J. Wagner....................................................      7,500            .8%
                                                                      ------------  -----------
All director nominees and executive office of the Company...........    273,408          30.7%
                                                                      ------------  -----------
                                                                      ------------  -----------

------------------------

(1) Includes shares owned jointly with spouses and shares owned individually by spouses.

(2) Includes 582 shares issuable pursuant to options granted under the 1992 Omnibus Incentive Plan and exercisable within 60 days of March 17, 1998.

(3) Includes 2,000 shares issuable pursuant to options granted under the 1992 Omnibus Incentive Plan and exercisable within 60 days of March 17, 1998.

(4) Includes 2,400 shares owned jointly with children.

    The following table lists persons who beneficially own 5% or more of the Common Stock as of March 17, 1998. Except for Mr. Abdula, whose interest is set forth above, to the Company's knowledge there are no persons, other than those listed, who beneficially own 5% or more of the Common Stock.

                                                                         AMOUNT OF
NAME AND ADDRESS                                                        BENEFICIAL     PERCENT
OF BENEFICIAL OWNER                                                      OWNERSHIP    OWNERSHIP
----------------------------------------------------------------------  -----------  -----------
Theodore Bertrand ....................................................      68,200         7.7%
  4370 Bluebird Ct.
  Gurnee, IL 60031

Thomas Bertrand ......................................................      69,500         7.8%
  17585 Bridle Trail Rd.
  Gurnee, IL 60031

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish the Company with copies of such forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during fiscal 1997, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered in all capacities including amounts paid in connection with committees or special assignments as well as directors' fees and officers' bonuses for each of the years ended December 31, 1997, 1996 and 1995 to each of its executive officers whose total cash compensation during the year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION
                                  -----------------------------------------------
                                                                    OTHER ANNUAL     ALL OTHER
                                                                    COMPENSATION   COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR       SALARY      BONUS         (1)            (2)
--------------------------------  ---------  ----------  ---------  -------------  -------------
Fred Abdula ....................       1997  $  145,500  $  45,500    $   7,200      $  10,756
  Chairman of the Board                1996     145,000     45,500        7,200         10,296
                                       1995     145,000     45,500        7,200          7,756

Kenneth W. Balza ...............       1997  $  107,000  $  19,630    $   8,738      $   8,600
  Vice President                       1996     104,000     19,093        8,765          8,555
  and Treasurer                        1995     100,500     18,604        8,897          6,246

------------------------

(1) Consists primarily of the value of personal use of Company automobiles, director fees and imputed value of Company provided life insurance.

(2) Consists of the contribution to the Company's Profit Sharing Plan.

           REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation and Employee Benefits Committee of the Board of Directors established the general compensation policies of the Company and establishes the compensation plans and specific compensation levels for executive officers. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which 1997 compensation determinations were made by the Committee with respect to the officers of the Company, including the executive officers that are named in the compensation tables.

    The Compensation and Employee Benefits Committee is comprised of the entire Board of Directors. The Chairman is Mr. Furlan who is an independent, non-employee director who has no interlocking relationship as defined by the Securities and Exchange Commission. Mr. Abdula and Mr. Balza are not present and do not vote or participate when discussion of their respective compensation plans are presented.

    The Committee considers all elements of compensation when determining individual components of pay. The Committee relies in part on recommendations from the Chairman and President of the Company, regarding compensation levels for executive officers excluding himself.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION
  PROGRAMS

    It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvement in corporate financial performance and increases in stockholder value. The following objectives serve as the guiding principles for all compensation decisions:

    1. Provide a competitive total compensation package that is externally competitive, internally equitable and that enables the Company to attract, develop, reward and retain highly qualified and productive individuals.

    2. Support a compensation program that supplements overall Company compensation amounts based on Company-wide results, team oriented results, and individual performance.

    3.  Provide motivation for the executive to enhance stockholder value.

    The Compensation and Employee Benefits Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives.

    The Company's compensation opportunities are structured to encourage initiative, achievement and teamwork. The annual compensation mix provides for competitive base salaries as well as the ability to receive additional cash components for performance as measured by specific goals.

    The Committee is committed to a strong, positive link between business, performance, and strategic goals, and compensation and benefit programs.

COMPENSATION PROGRAM COMPONENTS

    The Compensation and Employee Benefits Committee regularly reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. This entails an evaluation of both the total compensation levels and the individual components, as weighted relative to one another, of the compensation program for executive officers including base salary and annual incentives. In determining competitive levels, the Committee obtains and utilizes information such as compensation surveys and comparative analyses of compensation data in other proxy statements, outside compensation consultants and other sources. The Company's incentive plans are designed to link directly to financial performance measures; therefore, the actual value of an executive's compensation package will vary based on the performance of the Company.

    Following is a description of the elements of Northern States' executive compensation and how each relates to the objective and policy outline above:

BASE SALARY

    The Compensation and Employee Benefits Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers level and scope of responsibility, experience, a subjective evaluation of overall Company performance, individual performance, return on equity, as well as pay practices of other banking companies relating to executives of similar responsibility. No specific weightings are assigned to these criteria.

    Actual salaries are based on individual performance contributions relative to competitive salary range, for each position, that the Committee considers to be reasonable and necessary. Other factors, including background, experience and scope of accountability, can influence the determination of the appropriate salary level for an executive officer. The Committee approves all salary changes for the Company's officers, and bases individual salary changes on a combination of factors such as the performance, salary level relative to the competitive market, the salary increase budget for the Company and recommendation of the Company's Chairman of the Board and President.

    By design, the Compensation and Employee Benefits Committee strives to pay executive salaries in line with competitive market levels. In defining the competitive market, the Committee includes companies in the financial institutions industry with an average size and location comparable to the Company.

ANNUAL INCENTIVES

    The Compensation and Employee Benefits Committee believes maximum performance can be encouraged through the use of an appropriate bonus program.

    Each year an Officer Bonus Plan is considered prior to the beginning of the new fiscal year and, if recommended by the Committee, is submitted to the Board of Directors for adoption, along with a recommendation of those employees eligible for participation. The Committee administers the bonus program with respect to all participants.

    The Company's officers are eligible to participate in an annual bonus program based primarily on the attainment of certain return on equity goals. The objective of this program is to deliver competitive levels of compensation for the attainment of financial objectives and operating results that the Committee believes are primary determinants of share price over time. In particular, the program aims to focus corporate behavior on consistent and steady earnings growth as measured by return on assets, return on equity and basic earnings per share.

    The bonus program is designed to encourage initiative and creativity in the achievement of annual corporate and personal goals and to foster effective teamwork. It also enables the Company, without inflating base salaries, to retain highly skilled managers and competitively reward them with performance measured cash compensation.

    All participants, except for Mr. Abdula, are assigned weightings for various performance elements consisting of at least one or more operational and/or personal goals which can vary from year to year and are unique to each individual participant, and for teamwork effectiveness. Weights for these elements are based on an individual's accountability and impact on overall operations. The program adopted for 1997 had various incentive levels based on the participant's accountability and impact on Company operations, with target award opportunities ranging from 3% to 15% of base salary.

    In rating the performance and in determining the amount of annual incentive payments for Mr. Abdula, the Committee considers the overall effectiveness of Mr. Abdula in guiding the affairs of the Company as evaluated by corporate performance for the year and by progress toward long-range objectives and strategies.

RATIONALE FOR CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Mr. Abdula became Chairman of the Board of the Bank of Waukegan in June, 1982. When the Northern States Financial Corporation was formed in 1984 for becoming the parent bank holding company of the Bank of Waukegan, Mr. Abdula became Chairman and President of Northern States. His compensation package has been designed to encourage short and long-term Company performance in line with the interests of the stockholders. A portion of his compensation is at risk, in the form of the annual incentive bonus.

    Annually, the Compensation and Employee Benefits Committee receives an analysis on all aspects of the President's remuneration and the relationship of the President's compensation to comparative survey data. During its review, the Committee primarily considers the Company's overall performance (earnings growth, asset growth and total stockholder return), adherence to the Company's strategic plan and the development of sound management practices. No weighting is assigned to these factors; they are considered to have the same relative importance. Therefore, although there is necessarily some subjectivity in setting the President's salary, major elements of the compensation package are directly tied to Company performance. Additionally, in its review of management performance and compensation, the Committee has also taken into account the President's consistent commitment to the long-term success of the Company.

    In accordance with the Committee's established procedure and policies noted above, the Committee considered a base salary increase for the President at its meeting of December 13, 1997. The President, however, requested that the Committee consider his viewpoint to limit any proposed increase in his base salary. The Committee acknowledged the President's point of view and limited the increase to his base salary to $500 even though his performance warranted a greater increase. Therefore, Mr. Abdula's base salary increased to $145,500 for 1997, and approximates the mid-point of the competitive market.

    In consideration of the annual bonus incentive, the President's program is based primarily on improved financial performance and return to stockholders. For 1997, the Committee's decisions took into consideration that financial performance, as measured by basic earnings per share, was above that achieved for fiscal 1996 and that the Company would achieve the goals established for 1997. The President however, requested that the Committee consider his viewpoint to limit any proposed increase to his annual bonus incentive. The Committee acknowledged the President's point of view and kept his annual bonus at the same level as it had been in 1996 and 1995, although his performance warranted an increase.

    The annual incentive bonus paid to Mr. Abdula for fiscal 1997, determined as explained above, was $45,500, the same as in 1996 and 1995, which was approximately 31.3% of his base 1997 salary. Mr. Abdula's total direct compensation (base salary plus bonus) approximated the mid-point of the competitive market for 1997.

CONCLUSION

    After its review of all existing components, the Compensation and Employee Benefits Committee concluded that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations with which the Company compares.

    The Board of Directors' Compensation and Employee Benefits Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 and the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

    The foregoing report has been furnished by Messrs. Abdula, Balza, Blumberg, Furlan, Gaples, Guthrie, Hollensteiner, Mota, Ryskiewicz, Tewes, Wagner and Ms. Rumsa.

                     COMPENSATION AND COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    Mr. Abdula, Chairman of the Board and President of the Company, and Mr. Balza, Vice President and Treasurer of the Company, served on the Compensation and Employee Benefits Committee of Northern States Financial Corporation for the past fiscal year.

    Although Mr. Abdula and Mr. Balza served on the Compensation and Employee Benefits Committee, they did not participate in any discussion or decisions regarding their own compensation as an executive officer.

    The directors and executive officers of the Company and their associates are, as they have been in the past, customers of, and have had transactions with, the subsidiaries of the Company, and additional transactions may be expected to take place in the future between such persons and subsidiaries. All outstanding loans from the Company's subsidiary banks to such persons and their associates were made in the ordinary course of business of the subsidiary banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. Any future transactions, including loans, between the Company (including its subsidiaries) and its officers, directors and affiliates will be approved by a majority of disinterested directors and will be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

    At December 31, 1997, loans to executive officers and directors of the Company totaled $4,000 or .01% of stockholders' equity.

                              COMPANY PERFORMANCE

    The following line graph shows a comparison of the cumulative returns for the Company, the Nasdaq Market Value Index and an index of peer corporations selected by the Company, for the past five years since December 31, 1992. EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG NORTHERN STATES FINANCIAL CORP.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX
                                                              NORTHERN STATES FINANCIAL CORP.        PEER GROUP INDEX
1992                                                                                  $100.00                 $100.00
1993                                                                                  $134.32                 $117.50
1994                                                                                  $163.48                 $112.82
1995                                                                                  $181.57                 $144.49
1996                                                                                  $217.63                 $183.23
1997                                                                                  $308.59                 $267.13
ASSUMES $100 INVESTED ON JAN. 01, 1993
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 1997

       COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG NORTHERN STATES FINANCIAL CORP.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX
                                                             NASDAQ MARKET INDEX
1992                                                                     $100.00
1993                                                                     $119.95
1994                                                                     $125.94
1995                                                                     $163.35
1996                                                                     $202.89
1997                                                                     $248.30
ASSUMES $100 INVESTED ON JAN. 01, 1993
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 1997

    The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the Nasdaq Market Value Index and the peer group is based on the stock price or composite index on December 31, 1992.

    The above graph compares the performance of the Company with that of the Nasdaq Market Value Index, and a group of peer corporations with the investment weighted on market capitalization. Corporations in the peer group are northern Illinois multibank financial institutions as follows: Amcore Financial Inc., Corus Bankshares, Inc., First Midwest Bancorp, Inc., First Oak Brook Bankshares, Heritage Financial Services, Pinnacle Bancorp, Inc., and Princeton National Bankcorp, Inc.

    Financial Services, Inc. and Today's Bancorp were included in last year's peer group and were acquired by other financial institutions during the year and, therefore, are no longer included in the peer group.

                      PROPOSAL TO AMEND ARTICLE FOURTH OF
           THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                 AUTHORIZED SHARES OF COMMON STOCK TO 6,500,000
             AND TO EFFECT A FIVE-FOR-ONE SPLIT OF THE COMMON STOCK

    The Board of Directors recommends approval of an amendment to Article Fourth of the Company's Certificate of Incorporation (the "CERTIFICATE") to increase the number of authorized shares of Common Stock from 1,750,000 to 6,500,000, and to effect a five-for-one split by reclassifying and changing each share of the Company's Common Stock outstanding immediately prior to the Effective Time (as defined below) of the amendment into five shares of Common Stock. The proposed amendment to the Certificate adopted by the Board of Directors on February 17, 1998, is set forth in Exhibit A to the Proxy Statement.

    If the proposal is adopted by the stockholders, it is expected that the amendment and stock split will become effective at 11:59 P.M., Eastern Daylight Time, on May 5, 1998 (the ("EFFECTIVE TIME"), and on or about May 15, 1998, there will be mailed to each stockholder of record immediately prior to the Effective Time four additional shares of Common Stock for each share held. All new certificates issued will have a par value of $0.40 per share. Each certificate currently outstanding with a par value of $2.00 per share shall thereafter be deemed to represent the same number of shares with a par value of $0.40 each. It will not be necessary for stockholders to surrender outstanding stock certificates.

    The Company is advised by Crowe, Chizek and Company LLP that the change in par value and the receipt of additional shares to be distributed pursuant to the stock split will not be subject to federal income tax under existing laws. The stock split will require an allocation of the tax basis of each share among the five shares held as a result of the stock split, and the holding period for the new shares will include the holding period of the share with respect to which it was issued.

    The purpose of the proposed stock split is to lower the per share market price of the Company's outstanding Common Stock. As of March 17, 1998, 889,373 shares of Common Stock, $2.00 par value, were issued and outstanding. Assuming the increase in the number of authorized shares of Common Stock and the stock split were effective on such date, 4,446,865 shares would be issued and outstanding, and 2,053,135 shares would be authorized and available for issuance by the Company.

    In addition to the proposed stock split, the Board of Directors of the Company has determined that it is in the best interests of the Company to have additional shares of Common Stock authorized and available for issuance as the need arises for possible future financing transactions, acquisitions, asset purchases, stock dividends or splits, issuances under employee benefit plans and for general corporate purposes. Such shares will be issuable by the Company generally without further authorization by the stockholders on such terms as the Board of Directors may lawfully determine. The effect of the authorization and issuance of additional shares of Common Stock (other than on a pro rata basis among holders of Common Stock) would be to dilute the present voting power of the stockholders of Common Stock.

CERTAIN ANTI-TAKEOVER EFFECTS OF THE PROPOSED AMENDMENT

    Under certain circumstances the Board of Directors could create impediments to, or delay persons seeking to effect, a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. Such an issuance could diminish the voting power of existing stockholders who favor a change in control and the ability to issue the shares could discourage an attempt to acquire control of the Company. Management does not currently intend to propose additional anti-takeover measures in the foreseeable future.

    Under certain circumstances the Company could use additional shares of Common Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by increasing the number of shares necessary to gain control of the Company, or the Company could privately place such shares with purchasers who might side with the Board in opposing a hostile takeover bid. The effect of any such action, may be to enhance the continuity and stability of management by making it more difficult to remove or change incumbent members of the Board of Directors and by making the Company a less attractive target for an unfriendly acquisition by an outsider. The Company is not aware of any pending or threatened efforts to obtain control of the Company and at the date of this Proxy Statement, the Company has no agreements, commitments or plans with respect to the issuances of additional shares of Common Stock, except in connection with the five-for-one split of the Common Stock and employee benefit plans of the Company.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. AN AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING STOCK IS NECESSARY FOR THE ADOPTION THEREOF.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Crowe, Chizek and Company LLP as independent auditors for the Company for the year ending December 31, 1998. The Board recommends ratification of this action.

    Representatives of Crowe, Chizek and Company LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF CROWE, CHIZEK AND COMPANY LLP AS INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

    Proposals of Stockholders intended to be present at the 1999 Annual Meeting must be received by the Company by November 20, 1998, to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Such proposals should be addressed to Helen Rumsa, Secretary, Northern States Financial Corporation, 1601 N. Lewis Avenue, Waukegan, IL 60085.

                                 OTHER BUSINESS

    At this date, management knows of no business to be presented at the meeting which has not been described above. If, however, some other matter should be presented, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons voting the proxy.

    A COPY OF COMPANY'S ANNUAL REPORT ON THE FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO THOMAS M. NEMETH, ASSISTANT VICE PRESIDENT, NORTHERN STATES FINANCIAL CORPORATION, 1601 N. LEWIS AVENUE, WAUKEGAN, IL 60085.

                                          By Order of the Board of Directors

                                                     [SIG]

                                          Helen Rumsa
                                          SECRETARY
Waukegan, Illinois
March 23, 1998

    YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS. ALTHOUGH YOU MAY PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOU EXECUTE, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY EITHER IN WRITING OR IN PERSON AT THE ANNUAL MEETING PRIOR TO ITS BEING VOTED.

                                   EXHIBIT A

    RESOLVED, That it is hereby declared advisable by this Board of Directors that (a) the number and par value of the shares of Common Stock which this Corporation shall have authority to issue be changed from 1,750,000 shares, of the par value of $2.00 per share, to 6,500,000 shares, of the par value of $0.40 per share, and (b) each issued share of the Corporation's Common Stock, of the par value of $2.00 per share, be reclassified by changing and subdividing the same into five shares of Common Stock, of the par value of $0.40 per share, such changes to be effected by amendments (the "AMENDMENTS") to the Corporation's Certificate of Incorporation as follows:

        (i) Article Fourth of the Certificate of Incorporation of the Corporation shall be amended in its entirety to read as follows:

           "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Six Million Five Hundred Thousand (6,500,000) shares, all of one class, designated Common Stock, of the par value of $0.40 per share."

        (ii) At the time when the Amendments become effective pursuant to the Delaware General Corporation Law (the "Effective Time"), each share of Common Stock of the Corporation, of the par value of $2.00 per share, which is issued immediately prior to the Effective Time (whether then outstanding or held in the Corporation's treasury), shall be changed and subdivided into five issued shares of Common Stock of the Corporation, of the par value of $0.40 per share, each of which shall for all purposes be deemed to be fully paid and nonassessable.

       (iii) Each certificate which immediately prior to the Effective Time represented issued shares of Common Stock of the Corporation, of the par value of $2.00 per share, shall continue at and after the Effective Time to represent the same number of issued shares of Common Stock of the Corporation, of the value of $0.40 per share.

        (iv) Each holder of shares of Common Stock of the Corporation, of the par value of $2.00 per share, of record immediately prior to the Effective Time, shall be entitled to receive as soon as practicable thereafter, with-out surrender of the certificate or certificates representing such shares, a certificate representing four additional shares of Common Stock of the Corporation, of the par value of $0.40 per share, for each share held of record immediately prior to the Effective Time.

    RESOLVED FURTHER, That the Amendments shall not result in any change in (a) the capital of the Corporation as determined pursuant to the Delaware General Corporation Law or (b) the paid-in capital of the Corporation as determined pursuant to the Illinois Business Corporation Act.

                    NORTHERN STATES FINANCIAL CORPORATION
               Annual Meeting of Stockholders, April 23, 1998
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned stockholder of Northern States Financial Corporation hereby appoints Fred Abdula and Henry G. Tewes as Proxies, each with the power to appoint a substitute and hereby authorizes them to vote all such shares of such Company as to which the undersigned is entitled to vote at the Annual Meeting of Stockholders of such Company and at all adjournments thereof, to be held at the Bank of Waukegan, 1601 N. Lewis Avenue, Waukegan, Illinois on Thursday, April 23, 1998, at the hour of 4:30 P.M., (Local Time), in accordance with the following instructions.

    THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION AND FOR RATIFICATION OF CROWE, CHIZEK AND COMPANY LLP AS INDEPENDENT AUDITORS AND, WITH DISCRETIONARY AUTHORITY, AS TO ANY AND ALL OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.


         DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

       NORTHERN STATES FINANCIAL CORPORATION 1998 ANNUAL MEETING

(1) ELECTION OF DIRECTORS: 1-FRED ABDULA 2-JAMES A. HOLLENSTEINER
                           3-RAYMOND M. MOTA 4-KENNETH W. BALZA
                           5-FRANK FURLAN 6-HENRY G. TEWES 7-HELEN RUMSA 8-HARRY S. GAPLES 9-FRANK RYSKIEWICZ
                           10-ARTHUR J. WAGNER 11-JACK H. BLUMBERG
                           12-LAURANCE A. GUTHRIE

        FOR all nominees                     WITHHELD AUTHORITY
    / / listed  (except              / / to vote for all nominees
        as specified below).             listed at left.
    (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

------------------------------------------------------------------------------


(2) Proposal to amend the Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 1,760,000 to 6,500,000, and to effect a five-for-one split of the Common Stock.
                      / / FOR      / / AGAINST      / / ABSTAIN

(3) The ratification of the appointment of Crowe, Chizek and Company LLP as independent auditors for the Company for the year ending
    December 31, 1998.

                      / / FOR      / / AGAINST      / / ABSTAIN


Check appropriate box. Indicate
changes below.
Address Change?   / /          Name Change? / /


NO. OF SHARES __________________


SIGNATURE(S) IN BOX


Signature of stockholder should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.


Date
--------------------------------------------

Signature
--------------------------------------------

Signature
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